Exhibit 99.1

August 1, 2016

Mr. Charles Meng

Dear Charles,

The purpose of this letter is to summarize the agreement we have reached in our recent discussions and correspondence, regarding your resignation for personal reasons.

1.

You will resign your officer or director positions with the Company and any subsidiary effective as of August 1, 2016.  You will remain as an employee of the Company, in your non-officer capacity, at your current compensation through August 31, 2016 (the “Final Resignation Date”), at which time your resignation as an employee becomes effective. You will not be required to be at our offices after August 5, 2016, though you will be available for consultation at any mutually convenient times.  Your last actual working day should be on or earlier than August 31, 2016 but not earlier than August 5, 2016.

2.

All your services after the date of this letter shall be through our subsidiary, SciClone Pharmaceuticals, Hong Kong Limited (“SPHK”).  You will receive payment pursuant to section 2(a) of the Employee Retention Agreement dated July 31, 2015 (“Payment”) starting at September 1, 2016 and such payments will be made to you by SPHK in the same manner as payments to our other SPHK employees. The Payment should be subject to Hong Kong tax withholding only as it is for your employment with SPHK.  The Payment requires that you return to us an executed copy of the release in the form attached to the Employment Agreement, a copy of which is attached to this letter.  Please return it immediately after your Final Resignation Date.

3.	We will reimburse you for your relocation costs to Beijing in an amount up to 15,000 RMB.

4.

We will reimburse you for a period of additional 5 months for your health insurance premiums after the end of the policy term of your current policy in March 2017, provided that such payments shall terminate if and when you commence employment with another employer prior to August 2017.  Such payments will be made to your insurance broker as you advise us.

5.

The Company intends to call on you for consulting services including up to the final settlement of currently ongoing HR cases, on the terms outlined in section 7 of the Employee Retention Agreement dated July 31, 2015.

Charles, please counter-sign a copy of this letter, below, and return it to me promptly.

/s/ Dr. Friedhelm Blobel

Dr. Friedhelm Blobel

Chief Executive Officer

Agreed and Accepted:

/s/ Charles Meng

Charles Meng                 Date: August 2, 2016

Exhibit A

RELEASE

In exchange for the severance pay and benefits described in the Employee Retention Agreement between SciClone Pharmaceuticals, Inc. (the “Company”) and me effective as of August 31, 2016, I hereby release the Company, its parents and subsidiaries, and their officers, directors, employees, attorneys, stockholders, successors, assigns and affiliates, of and from any and all claims, liabilities, and causes of action of every kind and nature, whether known or unknown, based upon or arising out of any agreements, events, acts, omissions or conduct at any time prior to and including the execution date of this Release, including, but not limited to:  all claims concerning my employment with the Company or the termination of that employment; all claims pursuant to any applicable PRC or Hong Kong labor laws and the regulations promulgated by the local government having jurisdiction over the employment.

I am knowingly, willingly and voluntarily releasing any claims I may have under relevant local laws.  I acknowledge that the consideration given for the release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled.

I hereby waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any unknown claims I may have, and I affirm that it is my intention to release all known and unknown claims that I have or may have against the parties released above.

This Release contains the entire agreement between the Company and me regarding the subjects above, and it cannot be modified except by a document signed by me and an authorized representative of the Company.

EMPLOYEE

Date: August 31, 2016
Meng Chun Cai

SCICLONE PHARMACEUTICALS, INC.

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SCICLONE PHARMACEUTICALS HONG KONG LIMITED

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